EXHIBIT 99.1

NEWS RELEASE

For Release: Thursday, October 18, 2012, 3:05pm Central Time	Contact:	James Hennen, CFO
Phil Nalbone, VP
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS REPORTS THIRD QUARTER RESULTS

-	Q3 net revenues of $24.6 million
-	Q3 earnings per share of $0.16
-	Provides Q4 revenue guidance of $25.0-$26.0 million and Q4 EPS guidance of $0.16-$0.17
-	Updates 2012 revenue guidance to $98.1-$99.1 million and 2012 EPS guidance to $0.58-$0.59

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq:  VASC) today reported financial results for the third quarter ended September 30, 2012.  Net revenue was $24.6 million, an increase of 1% on a reported basis from $24.3 million in the third quarter of 2011.  Not including the one-time item of $2.6 million in license revenue that was accrued in the third quarter of 2011, Vascular Solutions’ net revenue increased by 13% over the prior year. Net revenue was within the company’s guidance range of $24.5 million to $24.9 million.

U.S. product sales increased 15% to $20.6 million compared to $17.9 million in the year-ago third quarter, while international product sales increased 9% to $3.9 million compared to $3.5 million in the year-ago third quarter.

As previously reported, two one-time items had a significant positive impact on the financial results for the third quarter of 2011.  First, accelerated license revenue associated with the collaboration with King Pharmaceuticals, Inc. boosted net revenue by $2.6 million. Second, a reduced earn-out payment estimate associated with a previous acquisition lowered general and administrative expenses by $586,000.  The result of these two one-time items was a $0.115 increase in earnings per share in the third quarter of 2011. In this press release, the results of the most recent third quarter are compared with both the reported and adjusted numbers from the year-ago third quarter.

Gross margin across all product lines was 66.6% in the most recent third quarter, up from 65.2% in the third quarter of 2011 and consistent with 66.6% in the second quarter of 2012.  Most of the year-over-year improvement in product gross margin during the third quarter was the result of the January 2012 purchase of the intellectual property relating to the Pronto® catheters, which resulted in the elimination of royalty expenses on these products.

Operating income for the third quarter was $4.2 million, representing an operating margin of 16.9%.  On a reported basis, this compares with $6.0 million of operating income, representing a 24.7% operating margin, in the third quarter of last year.  Without the two one-time items in the year-ago third quarter, operating income was $2.8 million with an operating margin of 12.8%.  The significant improvement in Vascular Solutions’ operating margin on a comparable quarter basis demonstrates the continued improvement in operating leverage that is built into the company’s strategy and cost structure.

Net income for the third quarter was $2.6 million, a reduction from $3.7 million in the year-ago third quarter on a reported basis, but an increase from $1.7 million excluding the two one-time items.  Earnings per diluted share (EPS) for the third quarter were $0.16, which exceeded the company’s guidance range of $0.14-$0.15. In the year-earlier third quarter, EPS was $0.22 on a reported basis and $0.10 excluding the two one-time items.

“During the first nine months of 2012, we have grown our sales by 12% and our earnings per share by 24%, adjusted for the one-time items of last year,” said Howard Root, Chief Executive Officer of Vascular Solutions.  “We are proud of our achievements in a challenging economic environment, and with a continued focus on new product launches and solid execution we are excited about the prospect of delivering our 9th consecutive year of double-digit revenue growth and expanding operating leverage with continually increasing profits.”

Third Quarter Net Revenue by Product Line

Net sales of catheter products, the company’s largest product line, were $15.3 million during the third quarter of 2012, an increase of 15% compared to $13.2 million in the third quarter of 2011.

Within the catheter products category, third quarter sales of Pronto® aspiration catheters were $5.0 million, which represented a decline of 3% sequentially but an improvement of 3% on a year-over-year basis.  “We are pleased with the continued stability of our Pronto business in a worldwide aspiration catheter market that remains challenging due to competitive pricing pressures,” commented Mr. Root.  “We are maintaining our leading share of this market due to the superior performance of the Pronto catheter, and we remain focused on broadening our product offerings in this category.”

Sales of the GuideLiner® catheter were $3.7 million in the third quarter, an increase of 57% from the $2.4 million in the year-ago quarter.  “We continue to see additional clinical benefits of the GuideLiner driving a broader adoption of the catheter both in the U.S. and international markets,” commented Mr. Root. “GuideLiner is quickly on its way to becoming the highest-selling product in our broad portfolio of catheter products.”

Other catheter products that contributed significantly to the year-over-year sales increase during the third quarter were the Guardian® hemostasis valve and related inflation device, which combined grew by 28%; Micro-Introducer kits, which grew by 17%; and the Langston® dual-lumen pressure measurement catheters, which grew by 16%.  In addition, the SuperCross™ microcatheters showed an increase of 143% in sales in the third quarter. “We have a very strong focus on providing solutions for complex interventions, and we anticipate continued strong uptake of our SuperCross product line as we proceed with the roll out of the new FT, or flexible tip, version that we launched in early August,” Mr. Root said.

Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable and D-Stat Radial) were $5.6 million in the third quarter, a decrease of 3% from the year-earlier $5.7 million. “Ongoing competition in the femoral artery hemostat patch market continues to present growth challenges, but we believe the superiority of our D-Stat Dry and Thrombix® products will allow us to maintain our market-leading position in this category,” Mr. Root said.

“We are focused on restoring growth in our hemostat category, and we have two clearly-defined paths toward achieving that goal,” Mr. Root said.  “First, we intend to leverage our recent acquisition of the Accumed™ wrist positioning splint to increase our emphasis on the sales of products for the rapidly-growing radial artery access market.   Adding to our D-Stat Radial hemostat band which had 34% growth during the third quarter, we expect to launch an additional hemostat product for the radial catheterization market very soon.”

 “Second, we believe our entry into the embolization market will help us to revitalize our hemostat category,” Mr. Root said.  “In July, we launched our first product in this category, the Gel-Block™ embolization pledgets, which is used for the treatment of hypervascularized tumors and peripheral arterio-venous malformations. We are planning to launch several additional embolization products in 2013, all of which build on the significant biologics expertise we’ve created at Vascular Solutions during the many years that we have been in the hemostat business.”

In the vein products category, third quarter net revenues were $3.6 million, an increase of 46% from $2.5 million in the year-earlier quarter. Included in third quarter vein product revenue was $1.2 million from the reprocessing service for ClosureFAST® radiofrequency catheters that was launched in January of 2012. “The successful launch of the reprocessing service for our competitor’s ClosureFAST vein ablation catheters has allowed us to restore growth to the vein products segment of our business and to significantly expand our footprint in the U.S. vein clinic market,” Mr. Root said.  “We are building off of this recent expansion in the vein market by selling more ancillary products for vein therapy procedures and by adding an entirely new product to the mix through the distribution agreement we announced in July with VueTek Scientific for the Veinsite®, the only truly portable and hands-free vascular imaging system.  During the September quarter, Veinsite began to contribute to the renewed revenue growth in our vein business.”

Financial Guidance

For the full year, Vascular Solutions is updating its net revenue guidance to between $98.1 and $99.1 million. The mid-point of this range represents an increase of nearly 13% from the $87.4 million in net revenue in 2011, excluding the impact of the one-time accelerated licensing revenue of $2.6 million accrued during 2011. The company’s previous guidance was for 2012 net revenue of between $97.5 million and $99.5 million.

Vascular Solutions also is updating its net earnings guidance for 2012 to between $0.58 and $0.59 per fully diluted share. This EPS guidance represents an increase of approximately 30% from $0.45 per share in 2011, excluding the two one-time items in 2011.  The company’s previous guidance was for 2012 EPS of $0.57-$0.59.  Included in the company’s current earnings guidance for 2012 are $2.9 million in non-cash stock-based compensation, $1.4 million in amortization of intangibles, and an assumed 39% income tax rate.

For the fourth quarter of 2012, the company is providing guidance for net revenue of between $25.0 million and $26.0 million, which at the mid-point would represent growth of more than 15% from the $22.1 million in net revenue for the fourth quarter of 2011. Net earnings for the fourth quarter are projected to be between $0.16 and $0.17 per diluted share, representing growth of between 23%-30% from the $0.13 EPS in the fourth quarter of 2011.  Included in the net earnings guidance for the fourth quarter of 2012 are $0.7 million in non-cash stock-based compensation, $0.4 million in amortization of intangibles, and an assumed 39% income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the third quarter with $13.9 million in cash and cash equivalents, up from $11.0 million at the end of the second quarter. During the third quarter, the company generated $5.7 million in cash from operations and used cash of $2.25 million toward the purchase of the Venture® wire control catheter from St. Jude Medical, Inc. and $0.6 million for capital expenditures. The company made no purchases during the third quarter under its stock repurchase plan.  As previously reported, the Board of Directors in January authorized a stock repurchase plan for up to 1,000,000 shares before December 31, 2012. Through September 30, the company had repurchased 425,135 shares under that authorization, at an average price of $11.20 per share. The company continues to have no debt and has an unused $10 million bank line of credit.

“We continue to benefit from a strong balance sheet and good working capital flexibility, which allows us to broaden our revenue opportunities through tuck-in acquisitions and alliances as well as grow the infrastructure that will support our future growth objectives,” Mr. Root said.  “During the first nine months of the year we have added 10 new products to our portfolio, and these products represented a good mix of six that were developed internally, such as Gel-Block and SuperCross FT, and four that were brought in from the outside, such as ClosureFAST reprocessing service and Accumed wrist splint,” Mr. Root added.  “We will continue to be resourceful as we pursue opportunities to leverage our existing call points in interventional cardiology, interventional radiology, electrophysiology, and the vein market.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Thursday, October 25, 2012, by dialing 888-203-1112 and entering conference ID# 4995539.  A recording of the call will also be archived on the Company’s web site, www.vasc.com until Thursday, October 25, 2012.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenue:
Product revenue	$24,465	$21,450	$72,821	$64,580
License revenue	87	2,854	262	3,279
Total revenue	24,552	24,304	73,083	67,859

Product costs and operating expenses:
Cost of goods sold	8,183	7,463	24,252	22,262
Research and development	2,936	2,808	8,964	7,541
Clinical and regulatory	1,022	1,104	3,326	3,327
Sales and marketing	6,188	5,831	19,279	18,318
General and administrative	1,714	881	5,013	3,660
Amortization	359	212	1,032	621
Operating earnings	4,150	6,005	11,217	12,130

Interest expense	(3)	(3)	(10)	(10)
Interest income	-	4	-	12
Foreign exchange gain/(loss)	9	(9)	(11)	117
Earnings before tax	4,156	5,997	11,196	12,249

Income tax expense	(1,591)	(2,287)	(4,338)	(4,669)
Net earnings	$2,565	$3,710	$6,858	$7,580

Net earnings per share - basic	$0.16	$0.22	$0.43	$0.46
Weighted average shares used in calculating - basic	15,885	16,643	15,960	16,654
Net earnings per share - diluted	$0.16	$0.22	$0.42	$0.44
Weighted average shares used in calculating - diluted	16,389	17,239	16,341	17,223

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$13,913	$13,726
Accounts receivable, net	13,889	11,728
Inventories	13,738	14,788
Prepaid expenses	1,905	1,624
Current portion of deferred tax assets	5,500	5,500
Total current assets	48,945	47,366
Property and equipment, net	6,559	5,607
Goodwill	10,095	8,117
Intangible assets, net	12,426	7,948
Deferred tax assets, net of current portion and liabilities	3,811	7,445
Total assets	$81,836	$76,483

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$9,687	$8,716

Long-term deferred revenue and contingent consideration, net of current portion	876	1,061

Shareholders’ equity:
Total shareholders’ equity	71,273	66,706
Total liabilities and shareholders’ equity	$81,836	$76,483
Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net earnings	$2,565	$3,710	$6,858	$7,580
Revenue:
Additional license revenue(1)	-	2,642	-	2,642

Expenses:
Amortization of intangibles(2)	359	212	1,032	621
Adjustment of contingent consideration(3)	-	586	96	586
Non-cash stock-based compensation	758	606	2,221	1,792
Income tax expense	1,591	2,287	4,338	4,669

(1)
On July 6, 2011, King Pharmaceuticals, Inc. (King) notified the company that King was terminating the development of the company’s Thrombi-Paste products and terminating efforts to obtain the surgical indication for the company’s Thrombi-Gel products.  As a result of King making the decision to not proceed, the company recognized additional license revenue of $2.64 million in the third quarter of 2011 as the remaining deferred license revenue originally allocated to the Thrombi-Paste products and the surgical indication of the Thrombi-Gel products as part of the agreements entered into with King in 2007.  Amortization of the remaining deferred revenue will continue to be $51,000 per quarter for the remainder of the 10-year license period, reflecting the remaining amortization allocated to the topical use indication of the Thrombi-Gel and Thrombi-Pad® products.

(2)
On April 30, 2010 the company acquired the assets related to the SmartNeedle® products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius Medical Technologies, Inc. (Radius).  On January 27, 2011 the company acquired the assets related to the Guardian hemostasis valves from Zerusa Limited.  On December 22, 2011, the company entered into a license agreement with Northeast Scientific, Inc (NES) whereby the company acquired the exclusive rights to NES’ reprocessing services for the ClosureFAST radiofrequency catheter in the United States for a term of five years.   On January 6, 2012, the company entered into an agreement with Dr. Pedro Silva and his affiliates, whereby the company acquired the intellectual property relating to the company’s Pronto catheters.  On June 11, 2012 the company acquired the assets related to the Accumed wrist positioning splint product from Accumed Systems, Inc.  As part of these asset and license purchases, the company allocated $13.3 million to purchased technology and other intangibles that is being amortized over a period of 5 – 11 years.

(3)
On September 30, 2011 and March 31, 2012, in accordance with accounting rules (ASC 805), the company reduced by $586,000 and $96,000 its estimate of the future earn-out payments to be made in connection with the October 2010 acquisition of the snare and retrieval product line business of Radius, which reduced general and administrative expenses by the same amount.  The Company may make additional adjustments in its estimate of the earn-out in future periods as warranted by future sales results of the snare and retrieval products.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 70 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of Tyco Healthcare Group, LP., and Veinsite, which is a registered trademark of VueTek Scientific LLC.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.
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